Exhibit 10.6

EXECUTION VERSION

Bank of America, N.A.

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

Attn: Peter G. Tucker, Assistant General Counsel

Telephone: (646) 855-5821

Facsimile: (646) 822-5633

March 11, 2016

To:	NuVasive, Inc.
7475 Lusk Boulevard
San Diego, California 92121

Re:	Additional Issuer Warrant Transaction

Dear Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Bank of America, N.A. (“Dealer”) and NuVasive, Inc. (“Issuer”). This communication constitutes a “Confirmation” as referred to in the Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.

Issuer is hereby advised, and Issuer acknowledges, that Dealer has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) as if Dealer and Issuer had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency, (ii) the replacement of the word “third” in the last line of Section 5(a)(i) of the Agreement with the word “first” and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Issuer with a “Threshold Amount” of USD30 million).

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency among this Confirmation, the Equity Definitions, the 2006 Definitions or the Agreement, the following shall prevail in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; (iii) the 2006 Definitions; and (iv) the Agreement. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement, the Equity Definitions or the

2006 Definitions shall not be construed to exclude or limit any other provision of this Confirmation, the Agreement, the Equity Definitions or the 2006 Definitions.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Issuer or any confirmation or other agreement between Dealer and Issuer pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Issuer, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Issuer are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2. The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March 11, 2016

Effective Date:	March 16, 2016, or such other date as agreed between the parties

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Issuer

Buyer:	Dealer

Shares:	The Common Stock of Issuer, par value USD0.001 (Ticker Symbol: “NUVA”).

Number of Warrants:	For each Component, as provided in Annex A to this Confirmation.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD80.00. Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD45.14, except for any adjustment pursuant to the terms of this Confirmation and the Equity Definitions in connection with a stock split or similar change to Issuer’s capitalization.

Number of Shares:	As of any date, a number of Shares equal to the product of the Number of Warrants and the Warrant Entitlement.

Premium:	USD2,760,000

Premium Payment Date:	The Effective Date

Exchange:	The NASDAQ Global Select Market

Related Exchange:	All Exchanges

Procedures for Exercise:

In respect of any Component:

Expiration Time:	Valuation Time

Expiration Date:	As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Calculation Agent shall have the right to elect, in its commercially reasonable discretion, that the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction). Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the Number of Warrants for the relevant Component for which such day shall be the Expiration Date, shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component and may determine the VWAP Price for such Expiration Date based on transactions in the Shares taking into account the nature and duration of such Market Disruption Event. Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date. “Final Disruption Date” means December 16, 2021.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by (A) deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof and (B) replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, in good faith and in a commercially reasonable manner and based on the advice of counsel, determines makes it appropriate, with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements or related policies and procedures are imposed by law or have been voluntarily adopted by Dealer, but so long as such requirements or related policies and procedures are similarly applicable to transactions similar to the Transaction and consistently applied), for Dealer to refrain from or decrease any market activity in connection with the Transaction in connection with Dealer establishing, maintaining or unwinding a commercially reasonable Hedge Position.

Automatic Exercise:	Applicable; and means that the Number of Warrants for the corresponding Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date unless Dealer notifies Seller (by telephone or in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply to such Expiration Date.

Issuer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of
Giving Notice:	As provided in Section 6(a) below.

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that:

(i) references to “Physical Settlement” in Section 7.1 of the Equity Definitions shall be replaced by references to “Net Share Settlement”;

(ii) Issuer may elect Cash Settlement only if, on or prior to the Settlement Method Election Date, Issuer delivers written notice to Dealer stating that Issuer has elected that Cash Settlement apply with respect to every Component of the Transaction, and Dealer delivers written consent to such election by Issuer, by the second (2nd) Scheduled Trading Day immediately following the day on which such notice is delivered by Issuer;

(iii) in such notice, Issuer shall represent and warrant to Dealer in writing that, as of such notice delivery date:

(A) none of Issuer and its officers or directors, or any person that controls, potentially controls, or otherwise exercises influence over, Issuer’s decision to elect Cash Settlement is aware of any material nonpublic information regarding Issuer or the Shares;

(B) Issuer is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws;

(C) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities;

(D) the capital of Issuer is adequate to conduct the business of Issuer;

(E) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature;

(F) Issuer would be able to purchase the Number of Shares in compliance with the laws of Issuer’s jurisdiction or organization;

(G) Issuer has the power to make such election and to execute and deliver any documentation relating to such election that it is required by this Confirmation to deliver and to perform its obligations under this Confirmation and has taken all necessary action to authorize such election, execution, delivery and performance; and

(H) such election and performance of its obligations under this Confirmation do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv) in giving such notice, Issuer acknowledges that any transaction that Dealer makes with respect to the Shares during the period beginning at the time that Issuer delivers notice of its Cash Settlement election and ending at the close of business on the final day of the Settlement Period shall be made by Dealer at Dealer’s sole discretion for Dealer’s own account and Issuer shall not have, and shall not attempt to exercise, any influence over how, when, whether or at what price Dealer effects such transactions, including, without limitation, the prices paid or received by Dealer per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately; and

(iv) such Settlement Method Election shall apply to every Component.

Notwithstanding the foregoing, Issuer shall not have the right to elect Cash Settlement if Dealer notifies Issuer that, in the reasonable judgment of Dealer and based on the advice of counsel, the election of Cash Settlement or any hedge unwind activity of Dealer (or its affiliates) in connection therewith would raise material risks under applicable securities laws or any other legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements or related policies are imposed by laws or have been voluntarily adopted by Dealer, but so long as such requirements or related policies are similarly applicable to transactions similar to the Transaction and consistently applied).

Electing Party:	Issuer

Settlement Method Election Date:	The third (3rd) Scheduled Trading Day immediately preceding the scheduled Expiration Date for the Component with the earliest scheduled Expiration Date.

Default Settlement Method:	Net Share Settlement

Settlement Date:	Section 9.4 of the Equity Definitions is hereby amended by (i) inserting the words “or cash” immediately following the word “Shares” in the first line thereof, and (ii) inserting the words “for the Shares” immediately following the words “Settlement Cycle” in the second line thereof.

Net Share Settlement:	If applicable, on each Settlement Date, Issuer shall deliver to Dealer a number of Shares equal to the Number of Shares to be Delivered for such Settlement Date to the account specified by Dealer and cash in lieu of any fractional Share valued at the Relevant Price on the Valuation Date corresponding to such Settlement Date. If, in the reasonable opinion of Dealer, based on advice of counsel, for any reason, the Shares deliverable upon Net Share Settlement would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), then Dealer may elect to either (x) accept delivery of such Shares notwithstanding any restriction on transfer or (y)

have the provisions set forth in Section 8(c) below
apply.

The Number of Shares to be Delivered shall be delivered by Issuer to Dealer no later than 12:00 noon (local time in New York City) on the relevant Settlement Date.

Number of Shares to be Delivered:	In respect of any Exercise Date, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) (A) the excess of the VWAP Price on the Valuation Date occurring in respect of such Exercise Date over the Strike Price (or, if there is no such excess, zero) divided by (B) such VWAP Price.

VWAP Price:	For any Exchange Business Day, as determined by the Calculation Agent based on the NASDAQ Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session), as published by Bloomberg at 4:15 P.M., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such Exchange Business Day, on Bloomberg page “NUVA.Q <Equity> AQR” (or any successor thereto) (or if such published volume weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using, if practicable, a volume weighted method).

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.4, 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Issuer is the issuer of the Shares.

Option Cash Settlement Amount:	For any Exercise Date, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) the excess of the VWAP Price on the Valuation Date occurring in respect of such Exercise Date over the Strike Price (or, if there is no such excess, zero).

Adjustments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment. For the avoidance of doubt, Calculation Agent Adjustment shall continue to apply until the obligations of the parties (including any obligations of Issuer pursuant to Section 8(f) below) under the Transaction have been satisfied in full.

Extraordinary Dividend:	Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions).

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of The New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors).

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination); provided that Dealer may elect, in its commercially reasonable discretion, that Modified Calculation Agent Adjustment shall apply for all or part of the Transaction.

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Dealer may elect, in its commercially reasonable discretion, that Modified Calculation Agent Adjustment or Component Adjustment shall apply for all or part of the Transaction.

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event” and (y) for the avoidance of doubt, the Calculation Agent may determine whether the relevant Announcement Event has had an economic effect on any Component (and, if so, adjust the terms of such Component accordingly to account for the economic effect of such Announcement Event) on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation thereof, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	(i) The public announcement by any entity of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any potential acquisition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 25% of the market capitalization of Issuer as of the date of such announcement (an “Acquisition Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or an Acquisition Transaction, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or an Acquisition Transaction or (iii) any subsequent public announcement by any entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded.

Modified Calculation
Agent Adjustment:	If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in Issuer being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Dealer, the Issuer of the Affected Shares and the entity that will be the Issuer of the New Shares shall, prior to the Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer (which may include, without limitation, agreements relating to “tacking” and “holding period” related considerations under U.S. securities law and credit exposure assumed by Dealer as the result of such Merger Event) that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its hedging or hedge unwind activities in connection with the Transaction, assuming Dealer maintains or unwinds a commercially reasonable Hedge Position, in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (whether or not such requirements or related policies and procedures are imposed by law or have been voluntarily adopted by Dealer, but so long as such requirements or related policies and procedures are similarly applicable to transactions similar to the Transaction and consistently applied), and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.

Composition of Combined Consideration:	Notwithstanding anything to the contrary in the Equity Definitions, if the composition of Combined Consideration in respect of any Share-for-Combined Merger Event could be determined by a holder of Shares, Dealer shall determine the composition of such Combined Consideration assumed for purposes of adjustments and deliveries hereunder in its sole discretion.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Termination Event(s):	Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, the Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional

Termination Event (with the Transaction (or the cancelled or terminated portion thereof) being the Affected Transaction and Issuer being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; and provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the phrase “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)” and (ii) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof.

(b) Failure to Deliver:	Not Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following sentence at the end of such Section:

“For the avoidance of doubt, (i) the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk, and (ii) the transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:	Applicable; provided that the following parenthetical shall be inserted immediately following the word

“expense” in the third line of Section 12.9(a)(vi) of the Equity Definitions: “(including, for the avoidance of doubt, the incurrence of any commercially reasonable stock borrow expense in excess of Hedging Party’s expectation as of the Trade Date, other than to the extent resulting from an Increased Cost of Stock Borrow)”.

(f) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	2.00% per annum

(g) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	0.25% per annum

Hedging Party:	Dealer for all applicable Additional Disruption Events.

Determining Party:	Dealer for all applicable Additional Disruption Events. Following any determination or calculation by the Determining Party hereunder, upon a written request by Issuer, the Determining Party will promptly (but in any event within five Exchange Business Trading Days) provide to Issuer a report displaying in reasonable detail the basis for such determination or calculation, as the case may be; provided that the Determining Party shall not be required to disclose any proprietary or confidential models or other information that is proprietary or confidential.

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer; provided that, following the occurrence of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five Exchange Business Days following notice to the Calculation Agent by Issuer of such failure, Issuer shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the first date the Calculation Agent fails to timely make such calculation, adjustment or determination or to perform such obligation, as the case may be, and ending on the earlier of the Early Termination Date with respect to such Event of Default and the date on which such Event of Default is no longer continuing, as the Calculation Agent and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner.

Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Issuer, the Calculation Agent will promptly (but in any event within three Exchange Business Trading Days) provide to Issuer a report displaying in reasonable detail the basis for such determination or calculation, as the case may be, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or any other confidential or proprietary information, in each case, used by it for such determination or calculation.

4.	Account Details:

Dealer Payment Instructions:

Bank of America, N.A.

New York, NY

SWIFT: BOFAUS3N

Bank Routing: 026-009-593

Account Name: Bank of America

Account No.: 0012334-61892

Account for delivery of Shares to Dealer: To be provided by Dealer

Issuer Payment Instructions: To be provided by Issuer.

5. Offices:

The Office of Dealer for the Transaction is:

Bank of America, N.A.

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

The Office of Issuer for the Transaction is:

Inapplicable, Issuer is not a Multibranch Party

6.	Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Issuer:

To:	NuVasive, Inc.

7475 Lusk Boulevard
San Diego, California 92121
Attn:	Quentin Blackford
CFO
Telephone:	858-909-1847
Facsimile:	800-475-9134
Email:	qblackford@nuvasive.com

(b)	Address for notices or communications to Dealer:

To:	Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036
Attn:	Peter G. Tucker, Assistant General Counsel
Telephone:	(646) 855-5821
Facsimile:	(646) 822-5633

7.	Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Issuer represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date and as of the date of any Notice of Share Termination under (and as defined in) 8(a)Section 8(b) below, (A) none of Issuer and its officers and directors is aware of any material nonpublic information regarding Issuer or the Shares and (B) all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Issuer acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(iii) Prior to the Trade Date, Issuer shall deliver to Dealer a resolution of Issuer’s board of directors authorizing the Transaction, and approving the Transaction for purposes of Section 203 of the Delaware General Corporation Law, and such other certificate or certificates as Dealer shall reasonably request.

(iv) Issuer is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(v) Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi) On the Trade Date and the Premium Payment Date (A) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities, (B) the capital of Issuer is adequate to conduct the business of Issuer and (C) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(vii) Issuer shall not take any action to decrease the number of Available Shares below the Capped Number (each as defined below, but without giving effect to the limitation on adjustments to the Capped Number set forth in the proviso in the first sentence of Section 8(f)8(f)).

(viii) The representations and warranties of Issuer set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement, dated as of March 10, 2016, among Issuer and Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Initial Purchasers party thereto (the “Purchase Agreement”), are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(ix) (x) (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Issuer shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date, and (y)(A) during the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as defined in Regulation M and (B) Issuer shall not engage in any “distribution,” as such term is defined in Regulation M until the second Exchange Business Day immediately following the Settlement Period.

(x) During the Settlement Period and on any other Exercise Date, neither Issuer nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(xi) Issuer agrees that it (A) will not during the Settlement Period make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Issuer’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Issuer to Dealer that such information is true and correct. In addition, Issuer shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(xii) Any issuance of Shares upon exercise or termination of the Transaction has been, and throughout the Transaction will continue to be, duly authorized and, upon issuance, such Shares will be validly issued, fully paid and non-assessable, and the issuance or delivery thereof shall not be subject to any preemptive or similar rights and such Shares shall, upon issuance, be accepted for listing or quotation on the Exchange. A number of Shares of Issuer equal to the Capped Number have been reserved for issuance upon exercise or termination of the Warrants by all required corporate action of Issuer.

(xiii) To the knowledge of Issuer, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning, holding (however defined) or having a right to acquire Shares.

(xiv) Issuer (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD50 million.

(b) Each of Dealer and Issuer agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(c) Each of Dealer and Issuer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Dealer represents and warrants to Issuer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer and Issuer agrees and acknowledges that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(e) As a condition to Dealer’s obligation to pay the Premium on the Premium Payment Date, Issuer shall deliver to Dealer (i) an incumbency certificate, dated as of the Trade Date, of Issuer in customary form, (ii) an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and Sections 7(a)(v) and 7(a)(xii) of this Confirmation and such other matters as Dealer may reasonably request and (iii) evidence that the listing of the Shares issuable upon exercise or termination of the Warrants on the Exchange has been approved by the Exchange, subject only to official notice of issuance. In addition, in connection with the entry into or consummation of any Inversion Transaction, Issuer shall deliver to Dealer an opinion of counsel, dated as of the date of such Inversion Transaction and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and such other matters as Dealer may reasonably request (as if references therein to (i) “execute” and “deliver” were replaced with “assume” and (ii) “execution, delivery” were replaced with “assumption”). “Inversion Transaction” means any Merger Event, reincorporation of Issuer, corporate inversion of Issuer or similar transaction pursuant to which (x) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia, (y) the Issuer following such Merger Event, reincorporation of Issuer or corporate inversion of Issuer is organized in a jurisdiction other than the United States, any State thereof or the District of Columbia or (z) the Issuer following such Merger Event, reincorporation of Issuer, corporate inversion of Issuer or similar transaction will not be a corporation.

(f) Issuer understands that notwithstanding any other relationship between Issuer and Dealer and its affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between Issuer and Dealer or its affiliates, Dealer or its affiliate is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(g) Issuer represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(h) Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(i)	Tax Matters.

(A) Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(B) HIRE Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder.

(C) Tax documentation. For the purpose of Section 4(a)(i) of the Agreement, Issuer shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Issuer has become obsolete or incorrect. Additionally, Issuer shall, promptly upon request by Dealer, provide such other tax forms and documents reasonably requested by Dealer. For the purpose of Section 4(a)(i) of the Agreement, Dealer shall provide to Issuer a valid U.S. Internal Revenue Service Form W-9 or applicable U.S. Internal Revenue Service Form W-8 (or any successor thereto) (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Dealer has become obsolete or incorrect.

(D) Tax Representations. For the purpose of Section 3(f) of the Agreement, Issuer represents that (i) Issuer is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Delaware and (ii) Issuer is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii).

8. Other Provisions:

(a) Right to Extend. Dealer may postpone or add, in whole or in part, any Expiration Date or Settlement Date or any other date of valuation or delivery by Issuer, with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the relevant delivery obligation), if Dealer determines, in its commercially reasonable discretion, that such extension is reasonably necessary or appropriate to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock borrow market or other relevant market or to enable Dealer to effect purchases of Shares or Share Termination Delivery Units in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, but so long as such requirements, policies and procedures are similarly applicable to transactions similar to the Transaction and consistently applied).

(b) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Issuer shall owe Dealer any amount pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Issuer shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day (which written confirmation shall contain the representation and warranty set forth in 7(a)), no later than 9:30 A.M., New York City time, on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Issuer does not elect to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to require Issuer to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Issuer’s failure to elect or election to the contrary; and provided further that Issuer shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to all or substantially all holders of Shares consists solely of cash or (ii) an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party or an Extraordinary Event, which Event of Default, Termination Event or Extraordinary Event resulted from an event or events within Issuer’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:	If applicable, means that Issuer shall deliver to Dealer the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 6(d)(ii) of the Agreement (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery
Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash in the Settlement Currency equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent and notified by the Calculation Agent to Issuer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event (other than on account of an Insolvency, Nationalization or Merger Event), Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Not Applicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Issuer is the issuer of any Share Termination Delivery Units (or any security forming a part thereof). If, in the reasonable opinion of Dealer, based on advice of counsel, for any reason, any securities comprising the Share Termination Delivery Units deliverable pursuant to this Section 8(b) would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act, then Dealer may elect to either (x) permit delivery of such securities notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 8(c) below apply.

(c) Registration/Private Placement Procedures. (i) With respect to the Transaction, the following provisions shall apply to the extent provided for above opposite the caption “Net Share Settlement” in Section 2 or in paragraph (a) of this Section 8. If so applicable, then, at the election of Issuer by notice to Dealer within one Exchange Business Day after the relevant delivery obligation arises, but in any event at least one Exchange Business Day prior to the date on which such delivery obligation is due, either (A) all Shares or Share Termination Delivery Units, as the case may be, delivered by Issuer to Dealer shall be, at the time of such delivery, covered by an effective registration statement of Issuer for immediate resale by Dealer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Dealer) or (B) Issuer shall deliver additional Shares or Share Termination Delivery Units, as the case may be, so that the value of such Shares or Share Termination Delivery Units, as determined by the Calculation Agent to reflect a commercially reasonable liquidity discount, equals the value of the number of Shares or Share Termination Delivery Units that would otherwise be deliverable if such Shares or Share Termination Delivery Units were freely tradeable (without prospectus delivery) upon receipt by Dealer (such value, the “Freely Tradeable Value”); provided that, if requested by Dealer, Issuer shall make the election described in this clause (B) with respect to Shares delivered on all Settlement Dates no later than one Exchange Business Day prior to the first Exercise Date, and the applicable procedures described below shall apply to all Shares delivered on the Settlement Dates on an aggregate basis.

(ii) It shall be a condition to Issuer’s right to make the election described in clause (c)(i)(A) that:

(A) Dealer (or an affiliate of Dealer designated by Dealer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer that is customary in scope for underwritten offerings of equity securities and that yields results that are commercially reasonably satisfactory to Dealer or such affiliate, as the case may be, in its discretion; and

(B) Dealer (or an affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Shares or Share Termination Delivery Units, as the case may be, by Dealer or such affiliate substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance commercially reasonably satisfactory to Dealer or such affiliate and Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for Dealer, and shall provide for the delivery of accountants’ “comfort letters” to Dealer or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.

(iii) If Issuer makes the election described in clause (c)(i)(B) above:

(A) Dealer (or an affiliate of Dealer designated by Dealer) and any potential institutional purchaser of any such Shares or Share Termination Delivery Units, as the case may be, from Dealer or such affiliate identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Issuer;

(B) Dealer (or an affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Shares or Share Termination Delivery Units, as the case may be, by Issuer to Dealer or such affiliate and the private resale of such shares by Dealer or such affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Dealer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all fees and expenses of counsel for Dealer, shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use best efforts to provide for the delivery of accountants’ “comfort letters” to Dealer or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares;

(C) Issuer agrees that (i) any Shares or Share Termination Delivery Units so delivered to Dealer may be transferred by and among Dealer and its affiliates, and Issuer shall effect such transfer without any further action by Dealer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Shares or any securities issued by Issuer comprising such Share Termination Delivery Units, Issuer shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Shares or securities, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer); and

(D) Issuer shall not take, or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Issuer to Dealer (or any affiliate designated by Dealer) of the Shares or Share Termination Delivery Units, as the case may be, or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Shares or Share Termination Delivery Units, as the case may be, by Dealer (or any such affiliate of Dealer).

(d) Make-whole Shares. If Issuer makes the election described in clause (i)(B) of paragraph (c) of this Section 8, then Dealer or its affiliates may sell (which sale shall be made in a commercially reasonable manner) such Shares or Share Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or

Share Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which Dealer or its affiliates completes the sale of a sufficient number of Shares or Share Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the Freely Tradeable Value. If any of such delivered Shares or Share Termination Delivery Units remain after such realized net proceeds exceed the Freely Tradeable Value, Dealer shall return such remaining Shares or Share Termination Delivery Units to Issuer. If the Freely Tradeable Value exceeds the realized net proceeds from such resale, Issuer shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the final day of the Resale Period (without giving effect to any extension thereof pursuant to the immediately succeeding sentence), the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares or Share Termination Delivery Units, as the case may be, (“Make-whole Shares”) in an amount that, based on the Relevant Price on such final day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section (d). This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section (f).

(e) Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or shall be deemed to receive, any Shares if, immediately upon giving effect to such receipt of such Shares, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer, any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer with respect to “beneficial ownership” of any Shares (collectively, “Dealer Group”) would be equal to or greater than 8% or more of the outstanding Shares on the date of determination or (ii) Dealer, Dealer Group or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law or other federal, state or local law, rule, regulation or regulatory order or organizational documents or contracts of Issuer applicable to ownership of Shares (“Applicable Restrictions”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received or that would subject a Dealer Person to restrictions (including restrictions relating to business combinations or other designated transactions) or have any other adverse effect on a Dealer Person under Applicable Restrictions minus (y) 1.0% of the number of Shares outstanding on the date of determination (either such condition described in clause (i) or (ii), an “Excess Ownership Position”). If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Issuer’s obligation to make such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Issuer that such delivery would not result in the existence of an Excess Ownership Position.

(f) Limitations on Settlement by Issuer. Notwithstanding anything herein or in the Agreement to the contrary (except as set forth in this Section 8(f)), in no event shall Issuer be required to deliver Shares in connection with the Transaction in excess of 2,005,896 Shares, as such number may be adjusted from time to time in accordance with the provisions hereof; provided that no such adjustment shall cause the Capped Number to exceed the Available Shares (as in effect from time to time), other than as a result of actions of Issuer or events within Issuer’s control (the “Capped Number”). Notwithstanding anything to the contrary in the Agreement or the Equity Definitions, such limitation shall not affect the calculation of any Payment Obligation (as defined in Section 8(a)8(b)), it being understood that if the Share Termination Alternative applies pursuant to Section 8(b), the number of Shares deliverable pursuant to such Section shall not exceed the Capped Number. Issuer represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares of Issuer that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available

Shares”). In the event Issuer shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(f) (the resulting deficit, the “Deficit Shares”), Issuer shall be continually obligated to deliver Shares, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, when, and to the extent, that (A) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved or (C) Issuer additionally authorizes any unissued Shares that are not reserved for other transactions (such events as set forth in clauses (A), (B) and (C) above, collectively, the “Share Issuance Events”). In the event that there are any Deficit Shares or the proviso in the first sentence of this Section 8(f) has prevented any adjustment to the Capped Number, (i) Issuer shall promptly notify Dealer of the occurrence of any of the Share Issuance Events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares to be delivered) and, as promptly as reasonably practicable, deliver such Shares thereafter, (ii) Issuer shall use its best efforts to cause Share Issuance Events to the extent necessary to deliver the full number of Deficit Shares or cause the Capped Number to equal the Capped Number that would be in effect but for the proviso set forth in the first sentence of this Section 8(f), as the case may be, and (iii) Issuer shall not, until Issuer’s obligations under the Transaction have been satisfied in full, use any Shares that become available for potential delivery to Dealer as a result of any Share Issuance Event for the settlement or satisfaction of any transaction or obligation other than the Transaction or any other warrant transaction between Issuer and Dealer or reserve any such Shares for future issuance for any purpose other than to satisfy Issuer’s obligations to Dealer under the Transaction or any other warrant transaction between Issuer and Dealer.

(g) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Issuer’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Issuer’s bankruptcy to any claim arising as a result of a breach by Issuer of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Issuer under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Issuer herein under or pursuant to any other agreement.

(h) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i) The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has an effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

(ii) Sections 11.2(a) and 11.2(e)(vii) of the Equity Definitions are hereby amended by deleting the words “a diluting or concentrative” and, in the case of Section 11.2(e)(vii), replacing them with “an economic” and, in each case, adding the phrase “or options on the Shares” at the end of the sentence;

(iii) Section 12.7(b) of the Equity Definitions is hereby amended by deleting the words “(and in any event within five Exchange Business Days) by the parties after” appearing after the words “agreed promptly” and replacing with the words “by the parties on or prior to”;

(iv) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); (B) replacing “will lend” with “lends” in subsection (B); and (C) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; “Lending Party” means a third party that is not Issuer or an affiliate of Issuer that Dealer considers to be an acceptable counterparty (acting in good faith and in a reasonable manner in light of (x) other transactions that Dealer (or its agent or affiliate) may have entered into with such party and (y) any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements or related policies and procedures are imposed by law or have been voluntarily adopted by Dealer, but so long as such requirements or related policies and procedures are similarly applicable to transactions similar to the Transaction and consistently applied) that apply generally to transactions of a nature and kind similar to the transactions contemplated with such party); and

(v) Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

(i) Transfer and Assignment. Dealer may, without Issuer’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer or Dealer’s ultimate parent; provided that (1) Issuer will not be required to pay the transferee or Dealer on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Issuer would have been required to pay to Dealer in the absence of such transfer or assignment and (2) as of the date of such transfer, and giving effect thereto, the transferee affiliate will not be required to withhold or deduct on account of Tax from any payments under the Agreement or will be required to gross up for such Tax under Section 2(d)(i)(4) of the Agreement. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Issuer, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations; provided that (1) Issuer will not be required to pay any such designated affiliate or Dealer on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Issuer would have been required to pay to Dealer in the absence of such designation and (2) except in the case of a designation of an affiliate that is limited to receipt of Shares as agent for Dealer, the designated affiliate will not be required to withhold or deduct on account of Tax from any payments under the Agreement or will be required to gross up for such Tax under Section 2(d)(i)(4) of the Agreement. Dealer shall be discharged of its obligations to Issuer to the extent of any such performance.

(j) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Issuer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Issuer relating to such tax treatment and tax structure.

(k) Additional Termination Events. The occurrence of any of the following shall constitute an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction and Issuer shall be the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement; provided that with respect to any Additional Termination Event, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, and, upon the termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:

(i) Dealer reasonably determines that it is advisable to terminate a portion of the Transaction so that Dealer’s related hedging activities will comply with applicable securities laws, rules or regulations or related policies and procedures of Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, but so long as such requirements, policies and procedures are similarly applicable to transactions similar to the Transaction and consistently applied), or Dealer, despite using commercially reasonable efforts, is unable or reasonably determines that it is impractical or illegal to hedge its obligations pursuant to this Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements;

(ii) at any time at which any Excess Ownership Position occurs, Dealer, in its discretion, is unable to effect a transfer or assignment to a third party of the Transaction or any other transaction between the parties after using its commercially reasonable efforts on pricing and terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists; provided that Dealer shall treat only that portion of the Transaction as the Affected Transaction as necessary so that such Excess Ownership Position would no longer exist following the resulting partial termination of the Transaction (after taking into account commercially reasonable adjustments to Dealer’s commercially reasonable Hedge Positions from such partial termination);

(iii) any person files a Schedule TO, or any schedule, form or report under the Exchange Act, disclosing that such person has acquired beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of Issuer’s capital stock entitling the person to exercise 50% or more of the total voting power of all shares of Issuer’s capital stock entitled to vote generally in elections of directors, other than an acquisition by Issuer or any of its subsidiaries or any of Issuer’s employee benefit plans;

(iv) Issuer (A) merges or consolidates with or into any other person, other than a subsidiary of Issuer, another person merges into Issuer, or Issuer conveys, sells, transfers or leases all or substantially all of its assets to another person or (B) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Shares are exchanged for or converted into cash, securities or other property, in either case other than any merger or consolidation that (x) does not result in a reclassification, conversion, exchange or cancellation of the outstanding Shares or (y) is effected solely to change Issuer’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding Shares solely into shares of common stock of the surviving entity; provided that, notwithstanding the foregoing, any merger or consolidation set forth in the immediately preceding clause (iii) or any event specified in this clause (iv) shall not constitute an Additional Termination Event if (x) at least 90% of the consideration paid for the Shares (excluding cash payments for fractional shares and cash payments made pursuant to any dissenters’ appraisal rights) in connection with such event consists of shares of common stock traded on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) (or will be so traded or quoted immediately following the completion of the merger or consolidation or such other transaction) and (y) following such transaction or transactions, the Shares will consist of such consideration, excluding cash payments for fractional shares;

(vi) Issuer is liquidated or dissolved or holders of Shares approve any plan or proposal for Issuer’s liquidation or dissolution; or

(vii) the Shares are not listed for trading on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).

(l) Early Unwind. In the event the sale by Issuer of the Option Securities (defined under the Purchase Agreement) is not consummated pursuant to the Purchase Agreement for any reason by the close of business in New York on the Effective Date (or such later date as agreed upon by the parties) (the Effective Date or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the

respective rights and obligations of Dealer and Issuer thereunder shall be cancelled and terminated and (ii) Issuer shall pay to Dealer an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities, unless Issuer agrees to purchase any such Shares at the cost at which Dealer purchased such Shares). Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Issuer represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(m) No Netting and Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(n) Delivery of Cash. For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Issuer to deliver or receive cash in respect of the settlement of the Transaction, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, as in effect on the relevant Trade Date (including, without limitation, where Issuer so elects to deliver cash or fails timely to elect to deliver Shares or Share Termination Delivery Property in respect of such settlement).

(o) Agreements and Acknowledgements Regarding Hedging. Issuer understands, acknowledges and agrees that: (A) at any time on and prior to the last Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the VWAP Prices; (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the VWAP Prices, each in a manner that may be adverse to Issuer; and (E) the Transaction is a derivatives transaction in which it has granted Dealer an option, and Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Issuer under the terms of the Transaction.

(p) Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), the parties hereby agree that neither the enactment of the WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or any regulation under the WSTAA (or any such statute), nor any requirement under the WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or an amendment made by the WSTAA (or any such statute), shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging or Illegality).

(q) Governing Law; Exclusive Jurisdiction; Waiver of Jury. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to this Confirmation or the Agreement, or for recognition and enforcement of any judgment in respect thereof, (each, “Proceedings”) to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in this Confirmation or the Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or decline to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under this Confirmation or the Agreement, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.

EACH OF ISSUER AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS CONFIRMATION OR THE AGREEMENT.

(r) Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Issuer and Dealer.

(s) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(t) [Reserved].

(u) Inversion Transaction. Issuer shall not enter into or consummate any Inversion Transaction unless the successor Issuer immediately following such Inversion Transaction repeats to Dealer immediately following such Inversion Transaction the representations and warranties set forth in Section 3(a) of the Agreement (as if references therein to (i) “execute” and “deliver” were replaced with “assume” and (ii) “execution, delivery” were replaced with “assumption”). Notwithstanding anything to the contrary in this Confirmation, if Issuer enters into or consummates any Inversion Transaction pursuant to which (x) Dealer reasonably determines in its good faith judgment that such Inversion Transaction has had a material adverse effect on Dealer’s rights and obligations under the Transaction or (y) Issuer following such Inversion Transaction is organized under the laws of a jurisdiction other than the Islands of Bermuda, the Cayman Islands, Canada, Guernsey, Jersey, the Republic of Ireland, Luxembourg, the Netherlands, Switzerland, France, Germany or the United Kingdom, then such Inversion Transaction shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Issuer shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. Notwithstanding anything to the contrary in the Agreement, (I) Dealer shall not be required to receive any less amount pursuant to Section 2(d)(i)(4) of the Agreement to the extent that it would be required to be receive such lesser amount but for an Inversion Transaction and (II) in the event that there is an Inversion Transaction and Issuer is required to withhold or deduct on account of any Tax amounts in excess of that which Issuer would have been required to so withhold or deduct in the absence of such Inversion Transaction, such excess shall be an Indemnifiable Tax with respect to which Issuer shall be required to pay an additional amount under Section 2(d)(i)(4) of the Agreement.

[Remainder of Page Intentionally Left Blank]

Issuer hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Issuer with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

BANK OF AMERICA, N.A.

By:	/s/ Christopher A. Hutmaker
Name: Christopher A. Hutmaker
Title: Managing Director

Agreed and Accepted By:

NUVASIVE, INC.

By:	/s/ Quentin Blackford
Name: Quentin Blackford
Title: CFO

[Signature Page to Additional Warrant Confirmation – BAML]

Annex A

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date
1	5,571	6/15/2021
2	5,571	6/16/2021
3	5,571	6/17/2021
4	5,571	6/18/2021
5	5,571	6/21/2021
6	5,571	6/22/2021
7	5,571	6/23/2021
8	5,571	6/24/2021
9	5,572	6/25/2021
10	5,572	6/28/2021
11	5,572	6/29/2021
12	5,572	6/30/2021
13	5,572	7/1/2021
14	5,572	7/2/2021
15	5,572	7/6/2021
16	5,572	7/7/2021
17	5,572	7/8/2021
18	5,572	7/9/2021
19	5,572	7/12/2021
20	5,572	7/13/2021
21	5,572	7/14/2021
22	5,572	7/15/2021
23	5,572	7/16/2021
24	5,572	7/19/2021
25	5,572	7/20/2021
26	5,572	7/21/2021
27	5,572	7/22/2021
28	5,572	7/23/2021
29	5,572	7/26/2021
30	5,572	7/27/2021
31	5,572	7/28/2021
32	5,572	7/29/2021
33	5,572	7/30/2021
34	5,572	8/2/2021
35	5,572	8/3/2021
36	5,572	8/4/2021
37	5,572	8/5/2021
38	5,572	8/6/2021
39	5,572	8/9/2021
40	5,572	8/10/2021
41	5,572	8/11/2021
42	5,572	8/12/2021
43	5,572	8/13/2021
44	5,572	8/16/2021
45	5,572	8/17/2021
46	5,572	8/18/2021
47	5,572	8/19/2021
48	5,572	8/20/2021
49	5,572	8/23/2021
50	5,572	8/24/2021

51	5,572	8/25/2021
52	5,572	8/26/2021
53	5,572	8/27/2021
54	5,572	8/30/2021
55	5,572	8/31/2021
56	5,572	9/1/2021
57	5,572	9/2/2021
58	5,572	9/3/2021
59	5,572	9/7/2021
60	5,572	9/8/2021
61	5,572	9/9/2021
62	5,572	9/10/2021
63	5,572	9/13/2021
64	5,572	9/14/2021
65	5,572	9/15/2021
66	5,572	9/16/2021
67	5,572	9/17/2021
68	5,572	9/20/2021
69	5,572	9/21/2021
70	5,572	9/22/2021
71	5,572	9/23/2021
72	5,572	9/24/2021
73	5,572	9/27/2021
74	5,572	9/28/2021
75	5,572	9/29/2021
76	5,572	9/30/2021
77	5,572	10/1/2021
78	5,572	10/4/2021
79	5,572	10/5/2021
80	5,572	10/6/2021
81	5,572	10/7/2021
82	5,572	10/8/2021
83	5,572	10/11/2021
84	5,572	10/12/2021
85	5,572	10/13/2021
86	5,572	10/14/2021
87	5,572	10/15/2021
88	5,572	10/18/2021
89	5,572	10/19/2021
90	5,572	10/20/2021
91	5,572	10/21/2021
92	5,572	10/22/2021
93	5,572	10/25/2021
94	5,572	10/26/2021
95	5,572	10/27/2021
96	5,572	10/28/2021
97	5,572	10/29/2021
98	5,572	11/1/2021
99	5,572	11/2/2021
100	5,572	11/3/2021
101	5,572	11/4/2021
102	5,572	11/5/2021
103	5,572	11/8/2021
104	5,572	11/9/2021
105	5,572	11/10/2021
106	5,572	11/11/2021

2

107	5,572	11/12/2021
108	5,572	11/15/2021
109	5,572	11/16/2021
110	5,572	11/17/2021
111	5,572	11/18/2021
112	5,572	11/19/2021
113	5,572	11/22/2021
114	5,572	11/23/2021
115	5,572	11/24/2021
116	5,572	11/26/2021
117	5,572	11/29/2021
118	5,572	11/30/2021
119	5,572	12/1/2021
120	5,572	12/2/2021

3